ARTICLES OF AMENDMENT
                                       OF
                           MENTOR GRAPHICS CORPORATION


     Pursuant to ORS 60.134, Mentor Graphics Corporation has amended its 1987 Restated Articles of Incorporation.

     1. The name of the corporation is Mentor Graphics Corporation.

     2. The 1987 Restated Articles of Incorporation have been amended to add a new Section D of Article III which is attached as Exhibit A.

     3. The amendment to the 1987 Restated Articles of Incorporation was adopted on February 10, 1999.

     4. The amendment to the 1987 Restated Articles of Incorporation was duly adopted by the Board of Directors of the corporation and did not require shareholder approval because the amendment involves the designation of a series of Incentive Stock of the corporation as authorized by Section B of Article III of the 1987 Restated Articles of Incorporation.

     Dated: February 19, 1999.



                                       MENTOR GRAPHICS CORPORATION


                                       By: DEAN FREED
                                           -------------------------------------
                                           Dean Freed
                                           Vice President, General Counsel

                                                                       EXHIBIT A

                                    AMENDMENT
                                       of
                     1987 RESTATED ARTICLES OF INCORPORATION
                                       of
                           MENTOR GRAPHICS CORPORATION

                          -----------------------------

     The following Section D is added to Article III of the 1987 Restated Articles of Incorporation of Mentor Graphics Corporation (the "Corporation"):

     D. This Article III.D sets forth the designation, preferences, limitations and relative rights of a series of Incentive Stock of the Corporation as determined by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") pursuant to its authority under ORS 60.134 and
Article III.B of these Articles of Incorporation.

          1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Incentive Stock" (the "Series A Incentive Stock") and the number of shares constituting the Series A Incentive Stock shall be 1,000,000.

          2. Dividends and Distributions.

               (A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Incentive Stock with respect to dividends, the holders of shares of Series A Incentive Stock, in preference to the holders of Common Stock, no par value (the "Common Stock"), of the Corporation, and of any other stock ranking junior to the Series A Incentive Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Incentive Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Incentive Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification

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or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Incentive Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation shall declare a dividend or distribution on the Series A Incentive Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Incentive Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Incentive Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Incentive Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Incentive Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Incentive Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          3. Voting Rights. Except as otherwise provided by law, the holders of shares of Series A Incentive Stock shall not be entitled to vote on any matter submitted to the vote of stockholders.

          4. Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Incentive Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on

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shares of Series A Incentive Stock outstanding shall have been paid in full, the
Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Incentive Stock;

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Incentive Stock, except dividends paid ratably on the Series A Incentive Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Incentive Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Incentive Stock; or

                    (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Incentive Stock, or any shares of stock ranking on a parity with the Series A Incentive Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5. Reacquired Shares. Any shares of Series A Incentive Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Incentive Stock and may be reissued as part of a new series of Incentive Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation, or in any amendment thereto creating a series of Incentive Stock or any similar stock or as otherwise required by law.

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
          6. Liquidation, Dissolution or Winding Up.

               (A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Incentive Stock unless, prior thereto, the holders of shares of Series A Incentive Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Incentive Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Incentive Stock, except distributions made ratably on the Series A Incentive Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Incentive Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

               (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Incentive Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Incentive Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

               (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

          7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Incentive Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Incentive Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          8. No Redemption. The shares of Series A Incentive Stock shall not be redeemable by the Company.

          9. Rank. The Series A Incentive Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation's Incentive Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Incentive Stock.

          10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Incentive Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Incentive Stock, voting separately as a single class.

          11. Fractional Shares. Series A Incentive Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Incentive Stock.

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